Exhibit 99.1

Hexion Specialty Chemicals Announces Additional Funding Commitments to Support Merger with Huntsman Corporation

Apollo Increases Cash Equity Investment to $750 Million

Additional Commitment from Certain Huntsman Stockholders Increases Commitment to $677 Million

     COLUMBUS, Ohio – (October 27, 2008) – Hexion Specialty Chemicals, Inc. announced that it continues to proceed expeditiously to close its merger with Huntsman Corporation. Hexion has been informed that certain stockholders of Huntsman agreed to make an additional cash commitment to Huntsman of approximately $217 million, conditioned upon closing of the merger. Together with the other commitments announced by Huntsman on September 11, 2008 or received by Huntsman subsequent to that date, the additional commitment announced today raises the total amount of committed payments from Huntsman stockholders to approximately $677 million.

     In addition, investment funds managed by affiliates of Apollo Management, L.P. have agreed to make an additional cash equity investment of $210 million in Hexion. Together with the $540 million cash equity investment announced by Hexion on October 9, 2008, investment funds managed by affiliates of Apollo Management, L.P. have now agreed to make an aggregate cash equity investment of $750 million in Hexion. The new cash equity investment is not required by any contractual obligation of Hexion or Apollo. The cash equity investment is conditioned upon closing of the merger and the funding of the Huntsman stockholder commitments noted above.

     Commenting on these actions, Craig Morrison, Chief Executive Officer of Hexion, said, “We are grateful for Apollo’s continued support and for the support of Huntsman’s shareholders. Hexion is ready to close the Hexion Huntsman merger and, if our lenders fail to provide the funding pursuant to their commitment letters, Hexion intends to diligently enforce its rights against them.”

     A representative from Apollo Management, L.P. said, “Apollo Management is fully supportive of the transaction and positive about the potential prospects for the combined Hexion Huntsman company.”

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2007 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, risks related to the transaction contemplated by the Huntsman merger agreement and related litigation and the transactions described in this release, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2007 Annual Report on Form 10-K, and our other filings, with the SEC.

Contacts:

Investors:
Hexion Specialty Chemicals, Inc.
John Kompa, +1-614-225-2223
Director, Investor Relations
john.kompa@hexion.com
or
Media:
Sard Verbinnen & Co
Anna Cordasco/Jonathan Gasthalter, 212-687-8080